Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of September 18, 2018

among

CANCER GENETICS, INC.

as Borrower

and

NOVELLUSDX, LTD.

as Lender

TABLE OF CONTENTS

Article I DEFINITIONS		1
1.1	Definitions	1
1.2	Other Interpretive Provisions	8
1.3	Accounting Principles	9

Article II THE CREDITS		9
2.1	Commitments	9
2.2	Optional Principal Payments	9
2.3	Interest Rate	10
2.4	Method of Payment	10
2.5	Note	10
2.6	Interest Payment Dates	10
2.7	Repayments	10

Article III [RESERVED]		10
3.1	[Reserved]	10

Article IV CONDITIONS PRECEDENT		10
4.1	Initial Advance	10
4.2	Subsequent Advance	11

Article V REPRESENTATIONS AND WARRANTIES		11
5.1	Merger Agreement Representations and Warranties	11
5.2	Corporate Existence and Standing	11
5.3	Authorization and Validity	11
5.4	No Conflict; Government Consent	12
5.5	Margin Stock	12
5.6	Anti-Money Laundering	12
5.7	Embargoed Person	12
5.8	Representations Continuing	13

Article VI COVENANTS		13
6.1	Financial Reporting	14
6.2	Use of Proceeds	14
6.3	Notice of Adverse Development	14
6.4	Conduct of Business	14
6.5	Taxes	15
6.6	Insurance	15
6.7	Compliance with Laws	15
6.8	Maintenance of Properties	15
6.9	Inspection	15
6.10	Reserved	15
6.11	Indebtedness	15
6.12	Merger	16
6.13	Sale of Assets	16
6.14	Investments and Acquisitions	16
6.15	Liens	16

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6.16	Affiliates	17
6.17	Fiscal Year	17
6.18	Limitation on the Creation of Subsidiaries	17
6.19	Subsidiary Dividends	17
6.20	Restricted Payments	17
6.21	Borrower Compliance with Anti-Money Laundering Laws	17
6.22	Amendments to Agreements	18
6.23	Repayment of Indebtedness	18
6.24	Further Assurances	18

Article VII CONVERSION OF Loans		18
7.1	Optional Conversion Upon a Specified Event of Default	18
7.2	No Mandatory Conversion	18
7.3	Method of Conversion	18
7.4	Issuance of Conversion Shares	19
7.5	Reserved Borrower Common Stock	19

Article VIII Events of DEFAULT		19
8.14	There shall have occurred a Material Adverse Effect.	21

Article IX ACCELERATION AND REMEDIES		21
9.1	Acceleration	21
9.2	Remedies	21
9.3	Preservation of Rights	21

Article X GENERAL PROVISIONS		21
10.1	Survival of Representations	21
10.2	Governmental Regulation	22
10.3	Taxes	22
10.4	Headings	22
10.5	Entire Agreement	22
10.6	Benefits of this Agreement	22
10.7	Costs and Expenses; Indemnification	22
10.8	Accounting	22
10.9	Severability of Provisions	22
10.10	Nonliability of Lender	23
10.11	Amendment and Waiver	23
10.12	Notices	23
10.13	Change of Address	23
10.14	Counterparts	23
10.15	Waiver of Suretyship and other Defenses	24
10.16	GOVERNING LAW	24
10.17	CONSENT TO JURISDICTION	24
10.18	WAIVER OF JURY TRIAL	24
10.19	WAIVER OF DEFENSES	25
10.20	Release of Claims Against Lender	25
10.21	Revival and Reinstatement of Obligations	25
10.22	Customer Identification - USA Patriot Act Notice	25
10.23	Inconsistencies	25
10.24	Successors and Assigns	26
10.25	Subordination	26

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CREDIT AGREEMENT

This Credit Agreement (as it may be amended, restated, supplemented, or modified and in effect from time to time, this “Agreement”), dated as of September 18, 2018 is entered into by and between Cancer Genetics, Inc., a Delaware corporation (together with its successors and permitted assigns, “Borrower”) and NovellusDX, Ltd., a company established under the laws of the State of Israel (“Lender”).

WHEREAS, Borrower has requested that Lender make certain credit facilities available to it and Lender is willing to do so, upon the terms and subject to the conditions hereof.

WHEREAS, the Obligations are subordinated to the extent set forth in Section 10.25.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

Article I
DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Borrower (i) acquires any going concern business or all or substantially all of the assets of any firm, corporation or division thereof, whether through the purchase of assets, merger, amalgamation or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership or membership interests in a limited liability company.

“Advance” means each of the Initial Advance and the Subsequent Advance.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Money Laundering Laws” means the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and all applicable laws, regulations and government guidance on Bank Secrecy Act compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957, and all similar laws of any non-U.S. jurisdiction.

“Article” means an article of this Agreement unless another document is specifically referenced.

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“Authorized Officer” means any of the chief executive officer, president, vice president, chief financial officer, secretary or treasurer of Borrower, or any other senior officer of Borrower designated as such in writing to Lender by Borrower, in each case acting singly.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Common Stock” means the common stock, par value $0.0001 per share, of Borrower.

“Borrowing Date” has the meaning set forth in Section 2.1.1.

“Business Day” means with respect to any borrowing, payment and for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities.

“Borrowing Notice” has the meaning set forth in Section 2.1.3.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Change” means any adoption of or change in any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender.

“Change of Control” means the occurrence of either of the following:

(1) the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of Borrower and its Subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision); or

(2) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of Borrower, in each case, other (i) than an acquisition where the holders of the Voting Stock of Borrower as of immediately prior to such acquisition hold 50% or more of the Voting Stock of the ultimate parent of Borrower or successor thereto immediately after such acquisition (provided no holder of the Voting Stock of Borrower as of immediately prior to such acquisition owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of Borrower immediately after such acquisition) and (ii) the Merger (as defined in the Merger Agreement).

“Closing Date” means September 18, 2018.

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“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means an amount up to $2,300,000 with regard to the Loans, continuing until the Commitment Termination Date.

“Commitment Termination Date” means the earliest of (a) the Maturity Date, (b) the “Closing Date” as defined in the Merger Agreement or (c) the effective date of the termination of the Merger Agreement in accordance with its terms.

“Contingent Obligation” of a Person means, without duplication, any agreement, undertaking or arrangement by which such Person directly or indirectly assumes guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any operating agreement, comfort letter, take-or-pay contract or application but excluding any endorsement of instruments for deposit or collection in the ordinary course of business.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement, performance bond, warranty obligation or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Indebtedness), to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion Date” has the meaning set forth in Section 7.1.

“Conversion Notice” has the meaning set forth in Section 7.1.

“Conversion Shares” has the meaning set forth in Section 7.1.

“Converted Loan” has the meaning set forth in Section 7.1.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Dollars”, “U.S. Dollars” and “$” mean dollars in lawful currency of the United States of America.

“DTC” has the meaning set forth in Section 7.4.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

“Embargoed Person” shall have the meaning set forth in Section 5.7(a).

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“Environmental Laws” means any and all federal, state, provincial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liability” means any written claim, demand, obligation, cause of action, accusation or allegation, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien or otherwise arising under any Environmental Law or resulting from any common law cause of action asserted by any Person.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the release or threatened release of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Event of Default” has the meaning set forth in Article VIII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“FAST Program” has the meaning set forth in Section 7.4.

“FATF” has the meaning set forth in Section 5.7(b).

“Fiscal Year” means January 1 through December 31.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any governmental, regulatory or administrative authority, agency, commission, department, bureau, instrumentality, tribunal, board, court or any judicial or arbitral body, any public regulatory authority, in each case whether international, national, federal, state, provincial or local, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Laws.

“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.

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“Iliad Convertible Note” means that certain Convertible Promissory Note, dated July 17, 2018, made by Borrower in the aggregate principal amount of $2,625,000.00, as in effect on the Closing Date.

“Indebtedness” of a Person means, without duplication, (i) such Person’s obligations for borrowed money, (ii) such Person’s obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and not more than 60 days past due), (iii) obligations of another Person, whether or not assumed, secured by Liens, or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) such Person’s obligations which are evidenced by notes, acceptances, or other instruments, (v) such Person’s Capitalized Lease Obligations, and (vi) such Person’s Contingent Obligations.

“Initial Advance” shall have the meaning set forth in Section 2.1.2.

“Inventory” means any “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located.

“Investment” of a Person means any loan, advance (other than travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person, stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or Order of any Governmental Authority.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, filed financing statement, assignment, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” or “Loans” have the meanings set forth in Section 2.1.1.

“Loan Documents” means this Agreement, the Note, the Registration Rights Agreement and any other documents and agreements contemplated hereby and executed by Borrower in favor of Lender.

“Material Adverse Effect” means any circumstances or events which could reasonably be expected to: (a) have a material adverse effect upon the validity, performance, or enforceability of any of the Loan Documents or the rights or remedies of Lender thereunder; (b) materially impair the ability of Borrower or any other Person to fulfill its obligations under the Loan Documents to which such Person is a party; or (c) have a material adverse effect on the operations, business, Property, assets, liabilities (actual or contingent), condition (financial or otherwise), or results of operations of Borrower.

“Material Indebtedness” shall have the meaning set forth in Section 8.5.

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“Maturity Date” means the earliest of (i) the End Date (as defined in the Merger Agreement and as may be extended in accordance with the terms thereof), and (ii) the date on which the Merger Agreement shall have been terminated in accordance with its terms (provided, that if the Merger Agreement shall have been terminated in accordance with Section 8.01(d), Section 8.01(f), Section 8.01(j) or Section 8.01(k) thereof, then the Maturity Date shall be the 90th day immediately following the date of such termination).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Lender, Borrower and Wogolos Ltd., as may be amended, supplemented or modified in accordance with its terms.

“Note” means the promissory note, duly executed and delivered to Lender by Borrower on the Closing Date payable to the order of Lender in an amount equal to the Commitment, including any amendment, modification, renewal or replacement of such note.

“Obligations” means all of the obligations, Indebtedness and liabilities of Borrower to Lender, now existing or hereinafter arising of whatever nature including, without limitation, all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid obligations and fees arising under all other Loan Documents, and all expenses, reimbursements, indemnities and other obligations of Borrower to Lender or any indemnified party hereunder arising under the Loan Documents and including any and all interest and fees that accrue after the commencement by or against Borrower of any proceeding under any bankruptcy, insolvency, receivership or similar laws, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” has the meaning set forth in Section 5.7(a).

“Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

“Permitted Convertible Debt” has the meaning set forth in the Merger Agreement.

“Permitted Liens” has the meaning set forth in Section 6.15.

“Person” means any natural person, corporation, limited liability company, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any Governmental Authority, political subdivision or any agency, department or instrumentality thereof.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Registration Rights Agreement” means a registration rights agreement with respect to the Conversion Shares, in the form attached as Exhibit 1, to be entered into between Borrower and Lender on the Closing Date.

“Representative” means, with respect to any Person, such Person’s and each of its Subsidiaries’ and controlled Affiliates’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

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“Restricted Payment” means, with respect to any Person (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock (other than non-cash dividends or other non-cash distributions in the form of additional stock issued by Borrower to the extent such issuance is not prohibited hereunder); (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Person’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; and (e) any payment, loan, contribution, or other transfer of funds or other property to any stockholder (or other equity holder) of such Person other than payment of compensation in the ordinary course of business.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Indebtedness” means the Indebtedness evidenced by any Senior Indebtedness Documents, including all principal and interest together with other Indebtedness and costs and expenses for which Borrower or any of its Subsidiaries is responsible under the Senior Indebtedness Documents.

“Senior Indebtedness Documents” means all instruments, agreements and documents, whether now or hereafter existing executed in connection with the Senior Indebtedness, including, without limitation (i) that certain Amended and Restated Loan and Security Agreement, dated as of March 22, 2017, by and among Silicon Valley Bank, Borrower and Gentris, LLC and (ii) that certain Loan and Security Agreement, dated as of March 22, 2017, by and among Partners for Growth IV, L.P., Borrower and Gentris, LLC, in each case of the immediately preceding clauses (i) and (ii), as such agreement have been or may be amended in accordance with its terms.

“Share Delivery Date” has the meaning set forth in Section 7.4.

“Specified Event of Default” shall mean any Event of Default occurring under Section 8.2 (failure to pay when due), Section 8.6 (bankruptcy), Section 8.7 (involuntary bankruptcy and non-bankruptcy events), Section 8.11 (Change of Control), Section 8.13 (termination of Merger Agreement) or Section 8.14 (Material Adverse Effect).

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 promulgated under the Exchange Act).

“Subsequent Advance” has the meaning set forth in Section 2.1.3.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

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“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, including interest, penalties and additions.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the OTCQB, the OTCQX, the OTCPink or the OTCBB on which the Borrower Common Stock is listed or quoted for trading on the date in question.

“Trading Day” means (a) a day on which the Borrower Common Stock is traded on a Trading Market (other than the OTCQB, the OTCQX, the OTCPink or the OTCBB), or (b) if the Borrower Common Stock is not listed or quoted on any such Trading Market, a day on which the Borrower Common Stock is quoted on the OTCQB, OTCQX, OTCPink or the OTCBB; provided, that if the Borrower Common Stock is not listed or quoted as set forth in the immediately preceding clauses (a) or (b), then Trading Day shall mean a Business Day.

“Voidable Transfer” shall have the meaning set forth in Section 10.21.

“Voting Stock” of any Person as of any date means the Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. All references to Persons shall include such Person’s successors and assigns, as applicable.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms subsection, Section, Schedule and Exhibit refer to subsections, Sections, Schedules and Exhibits to this Agreement unless otherwise specified. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible.

(c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(d) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of Lender by way of consent, approval or waiver shall be deemed modified by the phrase “in its sole discretion.”

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(e) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Lender and Borrower, and are the products of both parties. Accordingly, they shall not be construed against Lender merely because of Lender’s involvement in their preparation.

(f) If Borrower is required to deliver any amount, document, notice or information on a day which is not a Business Day, the Borrower shall make such delivery on the immediately following Business Day.

1.3 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods for Borrower.

Article II
THE CREDITS

2.1 Commitments. On and subject to the terms and conditions of this Agreement, Lender agrees to make loans to Borrower as follows:

2.1.1 Loans. Subject to the conditions contained in this Agreement (including this Section 2.1), Lender agrees to make loans to Borrower (each, a “Loan”, and collectively, the “Loans”) from time to time on or after the Closing Date and prior to the Commitment Termination Date (each such date, a “Borrowing Date”) as set forth in this Article II.

2.1.2 Closing Date Advance. On the Closing Date, Lender shall Advance Borrower an amount equal to $1,500,000 (the “Initial Advance”). The Initial Advance shall constitute a Loan hereunder and shall be deemed to utilize the Commitment by an amount equal to the Initial Advance.

2.1.3 Subsequent Advance. On and after the date on which Borrower files the Form S-4 with the SEC, Borrower may request, and Lender shall provide to Borrower, a single Advance in the aggregate principal amount equal to $800,000 (the “Subsequent Advance”); provided, that with respect to the Subsequent Advance, Borrower delivers to Lender an irrevocable notice not later than noon (New York time) five (5) Business Days prior to the Borrowing Date for the Subsequent Advance, specifying the Borrowing Date, which shall be a Business Day, of the Subsequent Advance (the “Borrowing Notice”).

2.1.4 Delivery of Funds. Not later than 5 p.m. (New York time) on each Borrowing Date, Lender shall make available to Borrower its Loan or Loans in immediately available funds.

2.2 Optional Principal Payments. Borrower may from time to time prepay the Loans in whole or in part; provided that Borrower shall deliver to Lender three (3) Business Days’ prior notice thereof specifying the Loans to be prepaid and the date (which shall be a Business Day) and amount of prepayment. Any such partial prepayment shall be in an amount equal to $50,000 or a higher integral multiple of $50,000. Amounts borrowed hereunder and repaid may not be reborrowed.

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2.3 Interest Rate. Interest on each Advance hereunder shall accrue at a rate equal to 10.75% per annum, calculated for actual days elapsed on the basis of a 365/366-day year; provided, that upon the occurrence and during the continuance of an Event of Default, each outstanding Advance and each other accrued and unpaid Obligation shall bear interest at a rate per annum equal to the lesser of (i) 21.0% and (ii) the highest rate of interest permitted by applicable Law.

2.4 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to Lender at such account as Lender may designate to Borrower in writing from time to time, by noon (New York time) on the date when due.

2.5 Note. The Loans shall be evidenced by the Note payable to the order of Lender. Lender is hereby authorized to record the principal amount of each of the Loans and each repayment (or conversion pursuant to Article VII) on a schedule attached to the Note or otherwise in Lender’s records, and such entries shall be prima facie evidence of the existence and the amounts of the Obligations therein recorded; provided, however, that neither the failure to so record nor any error in such recordation shall affect Borrower’s obligations under the Note or this Agreement.

2.6 Interest Payment Dates. Subject to the earlier conversion of the Loans in accordance with Article VII, interest accrued on each Advance shall be payable on any date on which such Advance (or portion thereof) is repaid, whether due to prepayment, acceleration or otherwise, and at maturity. Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (New York time) at the place of payment. If any payment of principal on an Advance shall become due on a day which is not a Business Day such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with the interest due hereunder.

2.7 Repayments. The commitment of Lender to lend hereunder shall expire on the Commitment Termination Date. Subject to the earlier conversion of the Loans in accordance with Article VII, unless sooner paid in full, all outstanding Loans, together with all accrued and unpaid interest thereon, shall be paid in full in cash by Borrower on the Maturity Date. Each payment set forth in this Section 2.7 shall be in addition to and without limitation of each other payment requirement set forth herein (including, without limitation, each interest payment required under Section 2.6) and in the other Loan Documents.

Article III

[RESERVED]

3.1 [Reserved].

Article IV
CONDITIONS PRECEDENT

4.1 Initial Advance. Lender shall not be required to make the Initial Advance hereunder unless Borrower has furnished and delivered to Lender, and Lender has received and approved the items specified in this Section 4.1, each dated as of the Closing Date (or such earlier date as shall be acceptable to Lender) and fully executed, where applicable and all submissions which are not originals must be true and complete copies of these items and if requested by Lender, must be so certified by Borrower:

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(a) Copies, certified by the secretary of Borrower, of the certificate of incorporation of Borrower, together with all amendments thereto, as in effect on the Closing Date, and a certificate of good standing of Borrower from the State of Delaware.

(b) A certificate executed by the secretary of Borrower, certifying (i) Borrower’s bylaws, as in effect on the Closing Date, (ii) resolutions of Borrower’s board of directors authorizing the execution, delivery and performance by Borrower of each of the Loan Documents and (iii) the name, title and signature of each officer executing the Loan Documents on behalf of Borrower.

(c) This Agreement, the Note, the Registration Rights Agreement and each other Loan Document, in each case, fully executed and in form and substance acceptable to Lender.

(d) Such other documents and instruments as Lender or its counsel may have reasonably requested, in each case, in form and substance acceptable to Lender.

4.2 Subsequent Advance. Lender shall not be required to make the Subsequent Advance, unless on the applicable Borrowing Date:

(a) No Event of Default of Default shall have occurred and be continuing or would result from the Subsequent Advance;

(b) Borrower shall have filed with the SEC, and shall not have withdrawn, the Form S-4.

(c) The Merger Agreement shall be in full force and effect.

(d) There shall not have occurred a Material Adverse Effect.

(e) At least five (5) Business Days shall have elapsed since Borrower shall have furnished to Lender a Borrowing Notice.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by Borrower that all of the conditions contained in this Section 4.2 have been satisfied.

Article V
REPRESENTATIONS AND WARRANTIES

To induce Lender to make the Loans hereunder, Borrower hereby represents and warrants to Lender as follows:

5.1 Merger Agreement Representations and Warranties. All of Borrower’s representations and warranties contained in the Merger Agreement are true and correct, and such representation and warranty is incorporated by reference and a part hereof.

5.2 Corporate Existence and Standing. Borrower is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Borrower is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where such qualification is required under applicable Law except where the failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Effect.

5.3 Authorization and Validity. Borrower has the power and authority and legal right to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Borrower of this Agreement and the other Loan Documents and the performance of its obligations hereunder and thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws or general principles of equity relating to remedies affecting or relating to the enforcement of creditors’ rights generally.

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5.4 No Conflict; Government Consent. Neither the execution and delivery by Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any Law applicable to Borrower or any of its Subsidiaries, or violate Borrower’s certificate of incorporation or other governing documents, or the provisions of any loan agreement, note, indenture, instrument or other agreement to which Borrower is a party or is subject, or by which any of its Property is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of Borrower pursuant to the terms of any such loan agreement, note, indenture, instrument or other agreement. No order, consent, approval, license authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Governmental Authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect of, any of the Loan Documents.

5.5 Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used: (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any indebtedness which was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation T, U, or X. Neither Borrower, nor any person acting on behalf of Borrower, has taken or will take any action which might cause any Loan Document to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect.

5.6 Anti-Money Laundering. At all times throughout the term of this Agreement, including after giving effect to any transfers permitted pursuant to the Loan Documents, none of the funds of Borrower that are used to repay any Loan shall be derived from or are the proceeds of any unlawful activity, with the result that the investment in Borrower, whether directly or indirectly, is prohibited by Law or any Loan is in violation of Law. Neither Borrower nor any shareholder or member of Borrower (a) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of Anti-Money Laundering Laws, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

5.7 Embargoed Person.

(a) At all times throughout the term of this Agreement, including after giving effect to any transfers permitted pursuant to the Loan Documents, (i) none of the funds or assets of Borrower, whether or not used to repay the Loans, shall constitute property of, or shall be beneficially owned directly or indirectly, by any Person subject to sanctions or trade restrictions under United States Law (“Embargoed Person” or “Embargoed Persons”) that are identified on (A) the “List of Specially Designated Nationals and Blocked Persons” maintained by the Office of Foreign Assets Control (“OFAC”), U.S. Department of the Treasury’s FINCEN list, and/or to Borrower’s best knowledge, as of the date thereof, based upon reasonable inquiry by Borrower, on any other similar list maintained by OFAC or FINCEN pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in Borrower (whether directly or indirectly), is prohibited by Law, or the Loans made by Lender would be in violation of Law, or (B) Executive Order 13224 (September 23, 2001) issued by the President of the United States, any related enabling legislation or any other similar Executive Orders, and (ii) no Embargoed Person shall have any direct interest or, to Borrower’s best knowledge, indirect interest, of any nature whatsoever in Borrower, with the result that the investment in Borrower (whether directly or indirectly), is prohibited by Law or any Loan is in violation of Law.

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(b) At all times throughout the term of this Agreement, Borrower is not, nor is any Person controlling, controlled by or under common control with Borrower, nor any Person having a beneficial interest in, or for whom Borrower, is acting as agent or nominee in connection with the investment, (a) a country, territory, person or entity named on an OFAC or FINCEN list, or is a Person that resides in or has a place of business in a country or territory named on such lists; (b) a Person resident in, or organized or chartered under the Laws of a jurisdiction identified as non-cooperative by the Financial Action Task Force (“FATF”); or (c) a Person whose funds originate from or will be routed through, an account maintained at a foreign shell bank or “offshore bank”.

(c) Borrower is not, nor is any Person controlling, controlled by or under common control with Borrower, a “senior political figure” or an “immediate family” member or “close associate” (as all such terms are defined below) of a senior foreign political figure within the meaning of the USA PATRIOT ACT (i.e., the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, as may be amended). For the purposes of this subsection (c), (i) “senior foreign political figure” means a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party or a senior executive of a foreign government-owned corporation, and such term also includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior political figure, (ii) “immediate family” of a senior foreign political figure includes the figure’s parents, siblings, spouse, children and in-laws, and (iii) “close associate” of a senior foreign political figure means a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

5.8 Representations Continuing. Each of the representations and warranties set out in this Article V (including those representations and warranties incorporated by reference from the Merger Agreement and remade herein) is true and correct and Borrower makes each such representation and warranty and will cause each to be true and correct on and as of each Borrowing Date.

Article VI
COVENANTS

Borrower covenants and agrees that, until the Obligations and all other amounts owing to Lender under the Loan Documents have been paid in full in cash (or converted in accordance with Article VII) and all Commitments have been terminated, Borrower shall perform or cause to be performed all of the covenants in this Article VI, unless Lender shall otherwise consent in writing, which consent Lender may withhold in its sole discretion:

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6.1 Financial Reporting. Borrower shall maintain, for itself (and its Subsidiaries), a system of accounting established and administered in accordance with GAAP, and furnish to Lender:

(a) Within the earlier of (i) 120 days immediately following the close of each Fiscal Year and (ii) the date on which Borrower is required to file its annual audited financial statements with the SEC, an audited report (without any qualification or exception as to scope) certified by independent certified public accountants reasonably acceptable to Lender, prepared in accordance with GAAP, including the consolidated balance sheet of Borrower as of the end of such period, and related consolidated statement of income or operations, stockholders’ equity and cash flows, setting forth in each case in comparative form the figures for the previous Fiscal Year. Borrower shall be deemed to have furnished such financial statements to Lender if such financial statements are available to the public on EDGAR.

(b) Within the earlier of (i) 45 days immediately following the close of each fiscal quarter and (ii) the date on which Borrower is required to file is unaudited condensed consolidated quarterly financial statements with the SEC, condensed consolidated unaudited financial statements of Borrower, prepared in accordance with GAAP, including the condensed consolidated balance sheet of Borrower as of the end of such quarterly period, and the related condensed consolidated statement of income or operations, stockholders’ equity and cash flows, setting forth in each case in comparative form the figures for the corresponding fiscal quarter for the immediately preceding Fiscal Year. Borrower shall be deemed to have furnished such financial statements to Lender if such financial statements are available to the public on EDGAR.

(c) Promptly (and, in any event, within three (3) Business Days) after the occurrence of an Event of Default or Default, written notice describing in detail such Event of Default and the plan and steps Borrower intends to take to cure or otherwise remedy such Event of Default.

(d) Such other information (including non-financial information) as Lender may from time to time reasonably request.

6.2 Use of Proceeds. Borrower shall use the proceeds of the Loans only to provide funding for general corporate purposes; provided, that, Borrower shall not use or permit any proceeds of any Loan to be used, either directly or indirectly, for (i) the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any “margin stock” (as defined in Regulation U) or (ii) the repayment of any Indebtedness, other than payments of principal and interest with respect to Indebtedness outstanding on the date hereof, which payments are required by the Contractual Obligations governing such Indebtedness (as such Contractual Obligations are in effect on the date hereof).

6.3 Notice of Adverse Development. Promptly upon becoming aware of any development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect, Borrower shall provide prompt (and, in any event, within three (3) Business Days) written notice to Lender of the occurrence of such development.

6.4 Conduct of Business. Borrower shall (and shall cause each of its Subsidiaries to) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation or other business entity, as applicable, in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

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6.5 Taxes. Borrower shall (and shall cause each of its Subsidiaries to) timely file (or join in the filing of) complete and correct United States federal and applicable foreign, state, provincial and local tax returns required by Law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

6.6 Insurance. Borrower shall (and shall cause each of its Subsidiaries to) maintain with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers’ compensation insurance, public liability and property and casualty insurance.

6.7 Compliance with Laws. Borrower shall (and shall cause each of its Subsidiaries to) comply in all material respects with all Laws to which it may be subject.

6.8 Maintenance of Properties. Borrower shall (and shall cause each of its Subsidiaries to) maintain, preserve, protect and keep its tangible Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9 Inspection. Until all Obligations hereunder shall have been satisfied in full, upon reasonable notice and subject to applicable Law, Borrower shall, and shall cause each of its Subsidiaries to, afford Lender and its Representatives reasonable access to all of Borrower’s properties, books, contracts, personnel and records, and Borrower shall, and shall cause each of its Subsidiaries to, furnish promptly to Lender all information concerning Borrower’s business, finances, properties and personnel as Lender may reasonably request; provided that Borrower may withhold any document or information (a) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business, and in accordance with Section 5.05 and Section 5.06 of the Merger Agreement (provided that, in any case, Borrower shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (b) the disclosure of which would violate any Law (provided that Borrower shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law) or (c) that is subject to any attorney-client privilege (provided that Borrower shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege). Subject to the foregoing sentence, Borrower shall authorize all necessary third parties to grant access to and full disclosure of all information relating to Borrower and each of its Subsidiaries to Lender and its Representatives. If any material is withheld by Borrower as permitted by the immediately preceding sentence, then Borrower shall inform Lender as to the general nature of what is being withheld.

6.10 Reserved.

6.11 Indebtedness. Borrower shall not (nor permit any of its Subsidiaries to) create, incur or suffer to exist any Indebtedness, except:

(a) Senior Indebtedness with a principal balance not to exceed $12,000,000.00 at any time outstanding.

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(b) Borrower’s Indebtedness to Lender, including, but not limited to, Indebtedness under this Agreement and the Note;

(c) The Iliad Convertible Note;

(d) Indebtedness incurred in accordance with, and as permitted by, Section 5.02 of the Merger Agreement; and

(e) Permitted Convertible Debt.

6.12 Merger. Except pursuant to and in accordance with the Merger Agreement, Borrower shall not (nor shall it permit any of its Subsidiaries to) merge, amalgamate or consolidate with or into any other Person or sell, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of its assets or liquidate or dissolve.

6.13 Sale of Assets. Borrower shall not (nor shall it permit any of its Subsidiaries to) lease, sell or otherwise dispose of or transfer any Property, to any other Person, except sales or leases of Inventory in the ordinary course of business.

6.14 Investments and Acquisitions. Borrower shall not (nor shall it permit any of its Subsidiaries to) make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries or any other Person), or commitments therefor, or to become or remain a partner in any partnership or joint venture, or member in a limited liability company, or to make any Acquisition of any Person, except:

(a) Short-term obligations of, or fully guaranteed by, the United States of America;

(b) Demand deposit accounts maintained in the ordinary course of business;

(c) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $250,000,000;

(d) Capital contributions to its wholly owned Subsidiaries; and

(e) pursuant to and in accordance with the Merger Agreement.

6.15 Liens. Borrower shall not (nor shall it permit any of its Subsidiaries to) create, incur, or suffer to exist any Lien in, of or on the Property of Borrower (or any such Subsidiary), except the following (“Permitted Liens”):

(a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty;

(b) Liens imposed by Law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations which are not more than 60 days past due;

(c) Liens arising out of pledges or deposits under worker’s compensation Laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation incurred in the ordinary course of business;

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(d) Liens arising from a judgment rendered or claim filed, not in excess, singly or in the aggregate, of $100,000 against Borrower which Borrower shall be contesting diligently in good faith by proper legal proceedings;

(e) Liens securing Senior Indebtedness that arise under the Senior Indebtedness Documents;

(f) Easements, building restrictions and such other encumbrances or charges against real property which do not in any material way interfere with the use thereof by Borrower (or such Subsidiary, as applicable); and

(g) Any extension, renewal or substitution of or for any of the foregoing Liens described in this Section 6.15, provided, in each case, that (i) the Indebtedness or other obligation or liability secured by the applicable Lien shall not exceed the Indebtedness or other obligation or liability existing immediately prior to such extension, renewal or substitution and (ii) the Lien securing such Indebtedness or other obligation or liability shall be limited to the Property which, immediately prior to such extension, renewal or substitution, secured such Indebtedness or other obligation or liability, and improvements on or additions to such Property.

6.16 Affiliates. Borrower shall not (nor shall it permit any of its Subsidiaries to) sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise enter into any transaction (including, without limitation, the purchase or sale of any service) with, or make any payment or transfer to any Affiliate, except in the ordinary course of business pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arms-length transaction from unrelated third parties, and fully disclosed in writing to Lender prior to any such transaction.

6.17 Fiscal Year. Borrower shall not (nor shall it permit any of its Subsidiaries to) change its Fiscal Year.

6.18 Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not (nor shall it permit any of its Subsidiaries to) establish, create or acquire any Subsidiary or all or substantially all of the assets of another Person or a line of business after the date of this Agreement unless expressly consented to in writing by Lender.

6.19 Subsidiary Dividends. No Subsidiary of Borrower shall in any manner either directly or indirectly incur or be bound by any restrictions on dividends from such Subsidiary to Borrower, other than those restrictions required by applicable Law.

6.20 Restricted Payments. Borrower shall not (nor shall it permit any of its Subsidiaries to) directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that any directly or indirectly owned Subsidiary of Borrower may make Restricted Payments to the Person that directly owns the equity of such Subsidiary.

6.21 Borrower Compliance with Anti-Money Laundering Laws. Borrower has taken, and agrees that it shall continue to take, reasonable measures appropriate to the circumstances (in any event as required by Law), to ensure that each shareholder of Borrower is and shall be in compliance with all current and future Anti-Money Laundering Laws and laws, regulations and government guidance, to the extent such laws, regulations and guidance apply to such shareholder, for the prevention of terrorism, terrorist financing and drug trafficking.

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6.22 Amendments to Agreements. Borrower shall not (nor shall it permit any of its Subsidiaries to) amend, supplement, or otherwise modify or consent to any waiver of any term or provision of any of (i) its organizational or charter documents (except as permitted by the Merger Agreement) or (ii) any material contract or agreement (except (x) as permitted by the Merger Agreement or (y) any such modifications that are not materially adverse to Lender and do not in any way limit, impair or adversely affect Borrower’s ability to pay and otherwise satisfy its Obligations under the Loan Documents) except with the prior written consent of Lender, as determined by Lender in its sole discretion. Borrower shall deliver to Lender all such modifications (other than those which are omitted in the previous sentence) within ten (10) days prior to the intended effective date of such modification.

6.23 Repayment of Indebtedness. Borrower shall not (nor shall permit any of its Subsidiaries to) pay (or purchase, redeem, retire or otherwise acquire for value) any amounts on any Indebtedness (other than the Obligations) except, with respect to any Indebtedness, regularly scheduled payments of principal, interest or fees required in accordance with the terms governing such Indebtedness.

6.24 Further Assurances. Borrower shall, from time to time, execute such documents, agreements and reports as Lender at any time may request to evidence or otherwise implement the provisions and the transactions contemplated by this Agreement and the other Loan Documents.

Article VII
CONVERSION OF Loans

7.1 Optional Conversion Upon a Specified Event of Default. If a Specified Event of Default shall have occurred, then, at any time thereafter, Lender may deliver to Borrower written notice of Lender’s election to convert (the “Conversion Notice”) all, but not less than all, of the Loans (collectively, the “Converted Loan”), together with all interest thereon, into shares of Borrower Common Stock (“Conversion Shares”), in which case the entire aggregate principal amount of the Converted Loan, together with all accrued and unpaid interest thereon, shall convert into a number of Conversion Shares equal to the aggregate principal amount of such Converted Loan, together with all accrued and unpaid interest thereon, divided by $0.606. The date on which Lender delivers a Conversion Notice to Borrower is the “Conversion Date”. The Conversion Notice shall specify: (i) the aggregate principal amount of and the aggregate amount of accrued and unpaid interest on the Converted Loan; (ii) the number of Conversion Shares issuable in respect of such Conversion Notice; (iii) the name of the Person to whom the Conversion Shares shall be issued (if other than Lender); and (iv) the physical address or electronic delivery instructions to which Borrower shall deliver such Conversion Shares.

7.2 No Mandatory Conversion. No Loan or any portion thereof shall be subject to any mandatory conversion into Conversion Shares, nor may Borrower cause or otherwise require any such conversion.

7.3 Method of Conversion. Lender may exercise the conversion rights contained in this Article VII by delivering a duly executed PDF copy of a Conversion Notice submitted by electronic delivery to the email address for Borrower specified pursuant to Section 10.12. No ink-original Conversion Notice shall be required. Lender shall not be required to physically surrender the Note to Borrower in connection with any Conversion Notice. Lender shall, upon Borrower’s request, surrender the Note to Borrower on or prior to the fifth (5th) Business Day immediately following the date on which Borrower shall have delivered the Conversion Shares in accordance with the Conversion Notice. Borrower shall pay an applicable transfer Tax in respect of any conversion of a Loan pursuant to this Article VII.

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7.4 Issuance of Conversion Shares. Upon Lender’s delivery to Borrower of the Conversion Notice, Borrower shall promptly issue and cause to be delivered to Lender a certificate for the Conversion Shares issuable in respect of such Conversion Notice not later than the fifth (5th) Trading Day immediately following the Conversion Date (the “Share Delivery Date”). The Loans shall be deemed to have been converted as of the close of business on the Conversion Date, and upon delivery of the Conversion Notice, Lender (or its designee as set forth in the Conversion Notice) shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares as of the Conversion Date. On or before the Share Delivery Date, Borrower shall issue and dispatch by overnight courier to the address as specified in the Conversion Notice, a certificate, registered in Borrower’s share register in the name of Lender or its designee, for the number of Conversion Shares to which Lender is entitled pursuant to such conversion; provided, that, (i) if as of the Conversion Date, there is an effective registration statement under the Securities Act covering the resale of the Conversion Shares subject to such conversion or (ii) if the Conversion Date on or after the six-month anniversary of the date of issuance of the Loans subject to the Conversion Notice, and at the time of such conversion, Borrower satisfies the current public information requirements contained in Rule 144(c) promulgated under the Securities Act, then, on or prior to the Share Delivery Date, Borrower shall (X) provided that Borrower’s transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (the “FAST Program”), upon the request of Lender, credit such aggregate number of Conversion Shares to which Lender is entitled pursuant to such conversion to Lender’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (Y) if the transfer agent is not participating in the FAST Program, issue and dispatch by overnight courier to the address as specified in the Conversion Notice, a certificate, registered in Borrower’s share register in the name of Lender or its designee, for the number of Conversion Shares to which Lender is entitled pursuant to such conversion, without the imposition of any restrictive legend. Borrower agrees to maintain a transfer agent that is a participant in the FAST Program so long as any Obligations remain outstanding.

7.5 Reserved Borrower Common Stock. Borrower shall at all times keep authorized and approved under its Certificate of Incorporation, as may be amended from time to time, solely for the purpose of effecting the conversion of Loans pursuant to this Agreement, such number of shares of Borrower Common Stock as may become issuable upon the conversion of Loans hereunder, and shall take all such corporate and other action as may be required from time to time in order that it may validly and legally issue the Borrower Common Stock upon such conversion.

Article VIII
Events of DEFAULT

An “Event of Default” means the occurrence of any one or more of the following events:

8.1 Any representation or warranty made by or on behalf of Borrower to Lender, under or in connection with this Agreement, any Loan or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

8.2 Borrower shall fail to pay (x) any principal of any Loan when the same shall become due and payable, whether at the due date thereof (including due to the acceleration thereof) or at a date fixed for prepayment thereof or otherwise or (y) any interest on any Loan, any fee or any other amount payable under this Agreement or under any other Loan Document or with respect to the Obligations.

8.3 The breach or failure to perform or observe by Borrower of any of the terms or provisions of the covenants set forth in Article VI.

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8.4 The breach or failure to perform or observe by Borrower (other than a breach which constitutes an Event of Default under Section 8.1, Section 8.2 or Section 8.3) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) written notice from Lender and (ii) actual knowledge by Borrower of such breach or failure.

8.5 Failure of Borrower or any of its Subsidiaries to pay when due the Senior Indebtedness or any other Indebtedness (other than the Obligations) in excess of, $50,000 singly or $100,000 in the aggregate (any such Indebtedness being herein defined as “Material Indebtedness”); or the default by Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause (or permit the holder or holders of such Material Indebtedness to cause, and such holder or holders in fact cause) such Material Indebtedness to become due prior to its stated maturity or Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

8.6 Borrower or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the federal bankruptcy Laws or the Laws of any other jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors as now or hereafter in effect that is not discharged within 30 days, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy Laws or the Laws of any other jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.6 or (f) fail to contest in good faith any appointment or proceeding described in Section 8.7.

8.7 Without the application, approval or consent of Borrower, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any of its Subsidiaries or any of its/their Property, or a proceeding described in clause (d) of Section 8.6 shall be instituted against Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

8.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of all or any portion of the Property of Borrower or any of its Subsidiaries.

8.9 Borrower or any of its Subsidiaries fail to pay, bond or otherwise discharge within thirty (30) days any judgment or order for the payment of money in excess of singly or in the aggregate, $200,000, which is not stayed on appeal or otherwise being appropriately contested in good faith and as to which no enforcement actions have been commenced.

8.10 Borrower or any of its Subsidiaries shall be the subject of any proceeding pertaining to the release by Borrower, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state, provincial or local environmental, health or safety Law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect.

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8.11 Other than as contemplated under the Merger Agreement, any Change of Control shall occur.

8.12 Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against Borrower or any party thereto, or Borrower shall so state in writing or bring an action to limit its obligations or liabilities thereunder.

8.13 The Merger Agreement shall be terminated by any party pursuant to Section 8.01 thereof.

8.14 There shall have occurred a Material Adverse Effect.

Article IX
ACCELERATION AND REMEDIES

9.1 Acceleration. If any Event of Default described in Section 8.6 or Section 8.7 occurs with respect to Borrower or any of its Subsidiaries, the Commitment and the obligation of Lender to make any Loans hereunder shall automatically terminate and the Obligations, including, without limitation, all accrued and unpaid interest, shall immediately become due and payable without any election or action on the part of Lender. If any Specified Event of Default occurs (other than an Event of Default described in Section 8.6 or Section 8.7), Lender may terminate or suspend its obligation to make any Loans hereunder and/or declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

9.2 Remedies. Without derogating Section 9.1, if an Event of Default occurs, Lender may (x) immediately if any Event of Default described in Section 8.6 or Section 8.7 occurs or (y) after 10 days have elapsed since the occurrence of any other Event of Default, in its discretion, exercise all rights and remedies available to Lender under the Loan Documents or applicable Law.

9.3 Preservation of Rights. No delay or omission of Lender, to exercise any right under any Loan Document shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by Lender, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by Law afforded shall be cumulative and all shall be available to Lender until the Obligations have been paid in full. Borrower hereby expressly waives, to the fullest extent permitted by applicable Law, any and all notices, advertisements, hearings or process of law in connection with Lender’s exercise of any of its rights and remedies upon an Event of Default.

Article X
GENERAL PROVISIONS

10.1 Survival of Representations. All representations and warranties of Borrower contained in this Agreement shall survive the execution and delivery of this Agreement and the Note and the making of the Loans herein contemplated.

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10.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, Lender shall not be obligated to extend credit (including the making of any Loans) to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3 Taxes. Any Taxes or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents (other than Taxes imposed on Lender’s income or revenue) shall be paid by Borrower, together with interest and penalties, if any. All payments by Borrower to or for the account of Lender hereunder or under the Note shall be made free and clear of and without deduction for any and all Taxes.

10.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding between Borrower and Lender and supersede all prior agreements and understandings between Borrower, and Lender relating to the subject matter thereof.

10.6 Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

10.7 Costs and Expenses; Indemnification.

(a) Borrower shall pay or, as applicable, reimburse Lender for all reasonable out-of-pocket fees, costs and expenses (including fees, charges and disbursements of counsel) paid or obligations incurred by Lender, in connection with, arising out of, or related to: (i) Lender attempting to or enforcing any of Lender’s rights or remedies against Borrower or any guarantor of Borrower’s Obligations; (ii) any refinancing or restructuring of the credit arrangements provided under the Loan Documents in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding related to Borrower and related to or arising out of the transactions contemplated by the Loan Document, and (iv) taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise) with respect to any of the foregoing. Any and all such fees, costs and expenses are part of the Obligations, payable upon receipt by Borrower of the invoices received by Lender therefor.

(b) Borrower further agrees to indemnify Lender and its directors, officers, agents, attorneys, affiliates, advisors, partners and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan, except to the extent that they have resulted from the gross negligence or willful misconduct of the party seeking indemnification.

10.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, consistently applied for all periods presented.

10.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

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10.10 Nonliability of Lender. The relationship between Borrower and Lender shall be solely that of borrower and lender. Lender shall not have any fiduciary responsibilities to Borrower. Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. Borrower agrees that Lender and each of its Affiliates, agents, attorneys partners, directors, officers, employees and advisors shall have no liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.

10.11 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any other Loan Document shall be valid and binding unless it is in writing and signed, in the case of an amendment, by Lender and Borrower, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No waiver by Lender of any Default, Event of Default, breach or violation of, or inaccuracy in, any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent Default, Event of Default breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any of Lender’s rights arising by virtue of any prior or subsequent such occurrence. Nothing contained in this Section 10.11 shall limit or modify Lender’s rights contained in Article IX.

10.12 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email transmission) and shall be given to such party at such party’s address, email address set forth on such party’s signature page hereto. Each such notice, request or other communication shall be effective (i) if given by email transmission, when sent (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail was not or could not be delivered to such recipient), (ii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by overnight delivery by a national recognized courier service, on the Business Day after being deposited with such courier service or (iv) if given by any other means, when delivered at the address specified in this Section 10.12; provided that notices to Lender under Article II shall not be effective until received. Notwithstanding the foregoing, with respect to any electronic notice provided on a Saturday or Sunday, such notice will be effective as of the next Business Day. Lender or Borrower may, in its/their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.13 Change of Address. Borrower and Lender may each change the address for service of notice upon it by a notice in writing to the other party hereto in accordance with Section 10.12.

10.14 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission, including by email attachment, shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by Lender shall deemed to be originals thereof.

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10.15 Waiver of Suretyship and other Defenses. The obligations of Borrower under this Agreement and the Loan Documents shall be absolute and unconditional and shall remain in full force and effect until all Obligations shall have been paid in full in cash and, until such payment has been made, shall not be discharged, affected, modified or impaired on the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of any of the undersigned: (a) the waiver, compromise, settlement, release, termination or amendment (including, without limitation, any extension or postponement of the time for payment or performance or renewal or refinancing) of any or all of the obligations or agreements of any of the undersigned under this Agreement or any other Loan Documents; (b) the failure to give notice to Borrower of the occurrence of an Event of Default under the terms and provisions of this Agreement or any other Loan Documents; (c) the release of any Person primarily or secondarily liable for all or any part of the Obligations in connection with any voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors or similar event or proceeding affecting any or all of the undersigned or any other person or entity who, or any of whose property, shall at the time in question be obligated in respect of the obligations or any part thereof; or (d) to the extent permitted by Law, any other event, occurrence, action or circumstance that would, in the absence of this clause, result in the release or discharge of any or all of Borrower from the performance or observance of any obligation, covenant or agreement contained in this Agreement or any other Loan Documents.

10.16 GOVERNING LAW. This Agreement the other Loan Documents and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement and the other Loan Documents, the negotiation, execution, existence, validity, enforceability or performance hereof and thereof, or for the breach or alleged breach hereof or thereof (whether in contract, in tort or otherwise) shall be governed by and construed and enforced in accordance with the Laws of THE STATE OF DELAWARE, UNITED STATES OF AMERICA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR OTHERWISE) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

10.17 CONSENT TO JURISDICTION. Each of the parties hereto hereby (a) agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement or the other Loan Documents, will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement or the other Loan Documents will be brought by it or any of its Affiliates except in such court), subject to any appeal, provided that if jurisdiction is not then available in the Chancery Court of the State of Delaware, then any such claim, suit, action or other proceeding may be brought in any Delaware state court or any federal court located in the State of Delaware and (b) irrevocably and unconditionally submits to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 10.12 will be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.18 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF, UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THEIR NEGOTIATION, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.18.

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10.19 WAIVER OF DEFENSES. BORROWER WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY LENDER IN ENFORCING THIS AGREEMENT, EXCEPT FOR THE DEFENSE OF PAYMENT. PROVIDED LENDER ACTS IN GOOD FAITH, BORROWER RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWER.

10.20 Release of Claims Against Lender. In consideration of Lender making the Loans, Borrower does each hereby release and discharge Lender of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (other than the Merger Agreement), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (ii) any Loan or the use or proposed use of the proceeds therefrom. Borrower confirms to Lender that it has reviewed the effect of this release with competent legal counsel of its choice, or has been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and acknowledges and agrees that Lender is relying upon this release in extending the Loans to Borrower.

10.21 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any obligor or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state, provincial or federal Law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of Lender, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

10.22 Customer Identification - USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, Lender may be required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

10.23 Inconsistencies. All provisions of the Loan Documents shall be construed as being supplementary and complementary to, and cumulative with, the provisions of the other Loan Documents. However, if there should be an irreconcilable inconsistency between provisions of the Loan Documents, the terms and provisions of this Agreement shall control over any irreconcilably inconsistent term of any other Loan Document except for the Note, whose provisions shall govern and control over any irreconcilably inconsistent provision of this Agreement or any other Loan Document.

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10.24 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) Lender may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Borrower, which consent may be withheld in Borrower’s sole discretion (and any attempted assignment or transfer by Lender without such consent shall be null and void); provided, that, if a Specified Event of Default shall have occurred, then Lender may assign or otherwise transfer any or all of its rights or obligations hereunder without Borrower’s consent.

10.25 Subordination. THIS AGREEMENT AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SVB SUBORDINATION AGREEMENT”) DATED AS OF THE DATE HEREOF BY AND AMONG LENDER, BORROWER, SILICON VALLEY BANK AND THE OTHER PARTIES THERETO TO THE SENIOR DEBT (AS DEFINED IN THE SVB SUBORDINATION AGREEMENT). THIS AGREEMENT AND THE INDEBTEDNESS EVIDENCED HEREBY ARE ALSO SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “PFG SUBORDINATION AGREEMENT,” AND TOGETHER WITH THE SVB SUBORDINATION AGREEMENT, THE “SUBORDINATION AGREEMENTS”) DATED AS OF THE DATE HEREOF BY AND AMONG LENDER, BORROWER, PARTNERS FOR GROWTH IV, L.P. AND THE OTHER PARTIES THERETO TO THE SENIOR DEBT (AS DEFINED IN THE PFG SUBORDINATION AGREEMENT).

[signature pages follow]

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IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the date first above written.

BORROWER:

cancer genetics, inc.

By:	/s/ John A. Roberts
Name:	John A. Roberts
Title:	Chief Executive Officer

Address for Notices: 201 Route 17 North, 2nd Floor Rutherford, NJ 07070, USA Attention: John A. Roberts, President & CEO Facsimile: (201) 528-9201 Email: jay.roberts@cgix.com

With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, NJ 07068

Attn: Alan Wovsaniker, Esq.

Facsimile: (973) 597-2565

Email : awovsaniker@lowenstein.com

Signature Page to Credit Agreement

LENDER:

NOVELLUSDX, LTD.

By:	/s/ Haim Gil-Ad
Name:	Haim Gil-Ad
Title:	Chief Executive Officer

Address for Notices: Jerusalem Bio-Park Hadassah Ein Kerem campus, 1st Kiryat Hadassah Minrav Building Jerusalem, Israel, 9112001 Attention: Haim Gil-Ad, CEO E-mail: haim@novellusdx.com

With a copy (which shall not constitute notice) to: Greenberg Traurig, P.A. 333 Southeast 2nd Avenue Suite 4400 Miami, FL 33131
Attn:	Robert L. Grossman
Drew M. Altman
Telephone: (305) 579-0756
Email:	grossmanb@gtlaw.com
altmand@gtlaw.com

Signature Page to Credit Agreement